AMENDMENT AND WAIVER LETTER
Exhibit 10.3

To:	Danske Bank A/S as the Agent

Address:	Holmens Kanal 2-12

DK-1092 Copenhagen K.

Denmark

Attention:	Loan Agency

30 August, 2016
Dear Sirs
Meda AB (publ) — SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 17 December 2014, as amended by way of an amendment letter dated 29 October 2015 (the “Agreement”)

1.	Introduction

(A)
Reference is made to the Agreement. This letter sets forth the Company’s request for amendments and a waiver to the Agreement, and the Company hereby seeks the support of the Agent and the Lenders for the amendments and waiver to the Agreement as set out in paragraph 4 (Amendments and Waiver) below.

(B)	This letter is supplemental to and amends and waives certain provisions of the Agreement in accordance with paragraph 4 (Amendments and Waiver) below.

(C)	Pursuant to clause 8.2 (Change of control) of the Agreement, the Company seeks the consent of the Lenders to the amendments and waiver to the Agreement contemplated by this letter.

2.	Background
On August 2, 2016, Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands (“Mylan”), announced that its recommended public offer (the “Offer”) to the shareholders of the Company to tender all their shares of the Company had been accepted by shareholders of the Company holding approximately 94% of the total number of outstanding shares and votes, and that the Offer was declared unconditional. Settlement occurred on August 5, 2016.

3.	Interpretation

(A)	Terms defined in the Agreement have the same meaning in this letter unless given a different meaning in this letter.

(B)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter with all necessary changes.

(C)
“Effective Date” means the date on which the Agent confirms that it has received all of the documents and other evidence set out in paragraph 4(B) below in form and substance satisfactory to the Agent.

(D)
“Mylan Acquisition” means the direct or indirect acquisition of shares representing more than 50 per cent. of the issued share capital or votes in the Company by Mylan pursuant to the Offer and any action taken in connection with any such acquisition.

4.    Amendments and Waiver

(A)	Subject to paragraph (B) below, we request that the terms of the Agreement will be amended and waived in accordance with paragraphs (C) and (D) below as of the Effective Date.

(B)	The amendments and waivers to the terms of the Agreement set forth in this letter will not become effective unless the Agent notifies the Company and the Lenders that it has received:

(1)	a copy of this letter, dated and countersigned by the Company and the Agent, acting on the instructions of all of the Lenders; and

(2)	all of the documents set out in paragraph 5 (Conditions precedent) in form and substance satisfactory to the Agent.

(C)        On and from the Effective Date, the Agreement will be amended as follows:

(1)	the following definitions shall be inserted in the appropriate alphabetical order into clause 1.1 (Definitions) of the Agreement:

“Act” means the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)).
“Advance Access” means the acquisition of the issued share capital in the Company prior to the payment of the purchase price (Sw. förhandstillträde) pursuant to which the holder of more than 90 per cent. of the issued share capital in the Company becomes the owner of all minority shares before the Squeeze-Out procedure under the Act has been completed.
“Effective Date” means the date on which the conditions specified in paragraph 4(B) of the Second Amendment were satisfied.
“Foundation” means Stichting Preferred Shares Mylan, a foundation (stichting) established and existing under the laws of the Netherlands.
“Mylan” means Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands.
“Second Amendment” means the letter from the Company to the Agent dated 30 August 2016 setting out various requested amendments and waivers, which was countersigned by the Agent acting on behalf of all the Lenders on __August 2016.

“Squeeze-Out” means any procedure (including the appointment of arbitrators and the composition of an arbitral tribunal) under Chapter 22 of the Act for the compulsory acquisition by Mylan of any issued share capital in the Company that have not been acquired pursuant to the public offer to all shareholders of the Company by Mylan to acquire all the issued share capital in the Company.

(2)	the definition of “Termination Date” in clause 1.1 (Definitions) of the Agreement shall be amended and restated in its entirety to read as follows:
““Termination Date” means, in relation to each of Facility A, Facility B and Facility C, the first anniversary of the Effective Date. ”

(3)	clause 8.2 (Change of control) of the Agreement shall be amended and restated in its entirety to read as follows:
“8.2.    Change of control

(A)	If either:
(1) (a) after the Effective Date but prior to obtaining Advance Access, Mylan fails to own, directly or indirectly, at least 90 per cent. of the issued share capital or votes in the Company and (b) after obtaining Advance Access, Mylan does not at any time own, directly or indirectly, all the issued share capital or votes in the Company; or
(2) any person or group of persons acting in concert (meaning acting together pursuant to an agreement or understanding (whether formal or informal)) other than the Foundation, through a single transaction or series of transactions acquires, directly or indirectly, shares in Mylan representing more than 50 per cent. of the issued share capital or votes in Mylan, the Company shall without delay after becoming aware of such occurrence give notice to the Agent thereof. The Agent may (and shall, if instructed by any of the Lenders) for a period of 60 days from the date of receipt of any such notice from the Company, negotiate with the Company with a view to agreeing terms and conditions acceptable to the Company and the Agent for continuing the Facilities. Any agreement in writing between the Agent (acting on the instruction of all Lenders) and the Company reached within 60 days after notice from the Company shall take effect in accordance with its terms.

(B)
If no such agreement as is referred to in paragraph (A) above is reached within that 60 day period, the Agent shall, at the request of a Lender, by notice to the Company, cancel the Commitments of that Lender and demand repayment of that Lender’s participation in all Loans, such repayment to be made on a Business Day not less than 60 days after such notice.

(C)	Notwithstanding the foregoing, if:

(1)	a change of control event has occurred in accordance with clause 8.2(A)(2) above only (such event being the “Event”);

(2)	the 60 day period referred to in clause 8.2(A) above has been invoked by a Lender in relation to such Event;

(3)	the Event lasts for fewer than 60 days; and

(4)
prior to the expiration of such 60 day period, the Foundation exercises its right to acquire and does acquire the issued share capital or votes in Mylan such that the Event that would otherwise constitute a “change of control” under clause 8.2(A)(2) has ceased to exist prior to the end of that 60 day period, the provisions of this clause 8.2 shall cease to apply to the Event.”

(4)	a new clause 21.24 shall be inserted into clause 21 (General Undertakings) of the Agreement as follows:
“21.24 Mylan Squeeze-Out
From the Effective Date, the Company shall, promptly following the Agent’s reasonable request, keep the Agent updated in relation to developments in the Advance Access and Squeeze-Out processes.”
(D) On and from the Effective Date, each of the Lenders hereby waives its rights under the provisions of clause 8.2(B) of the Agreement (in the form in force immediately prior to the Effective Date) which arose as a result of the Mylan Acquisition (including any transfer of the share capital in the Company by and among Mylan and its direct and indirect Subsidiaries that does not breach the provisions of clause 8.2 of the Agreement as amended on and from the Effective Date). For the avoidance of doubt, on and from the Effective Date, the rights of the Lenders under the provisions of clause 8.2(B) of the Agreement as amended by this letter continue in full force and effect.
(E) If the Effective Date has not occurred by close of business on or before 01 September, 2016 (or such later date agreed by the Company and the Agent (acting on the instructions of all the Lenders)), the terms of this letter, other than paragraph 8 (Costs), shall cease to have effect.

5.	Conditions precedent
The conditions precedent to be delivered to the Agent by the Company in accordance with paragraph 4(B) (Amendments and Waiver) above are:

(A)	A certified copy of a resolution of the board of directors of the Company authorising the Company to enter into, deliver and perform this letter and the transactions contemplated hereby.

(B)
A specimen of the signature of each person authorised to execute this letter on behalf of the Company, unless provided previously (provided it remains in form and substance satisfactory to the Agent for the purposes of this letter).

(C)
A certificate of an authorised signatory of the Company certifying that each copy document specified in this paragraph 5 is correct, complete and in full force and effect as at a date no earlier than the Effective Date.

(D)	Confirmation that each Lender has carried out all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to Mylan.

6.	Representations
By countersigning this letter, the Company confirms to each Finance Party that on the date of its countersignature of this letter:

(A)	the Repeating Representations (1) are true and (2) would also be true if references to the Agreement are construed as references to the Agreement as amended by this letter; and

(B)
the Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this letter and the transactions contemplated hereby.

Each Repeating Representation is applied to the circumstances existing at the time the Repeating Representation is made and are deemed to also be made by the Company on and immediately prior to the Effective Date by reference to the facts and circumstances then existing.

7.	Continuing obligations

(A)	The Company:

(1)	agrees to the amendments and waivers of the terms of the Agreement set forth in this letter; and

(2)
with effect from the Effective Date, confirms that its obligations under or in connection with the Finance Documents will continue in full force and effect and extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents, except to the extent such obligations are amended or waived in accordance with the terms of this letter.

(B)
Other than with respect to terms amended or waived in accordance with the terms of this letter, the Agreement and all other Finance Documents shall continue in full force and effect and, from the Effective Date, the Agreement and this letter will be read and construed as one document.

8.	Costs
The Company shall reimburse the Agent for the amount of all costs and expenses (including external and, to the extent work is carried out in lieu of external parties, internal legal fees) reasonably incurred by the Agent in connection with this letter to the extent required under the Agreement.

9.	Finance Document
This letter is a Finance Document.

10.	Counterparts
This letter may be signed in any number of counterparts and this has the same effect as if the signatories on the counterparts were on a single copy of this letter.

11.	Governing law and jurisdiction

(A)	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(B)	Clause 38.1 (Jurisdiction) of the Agreement shall apply to this letter as if set out in full in this letter, except that references therein to “this Agreement” shall be deemed to be to “this letter”.

Please circulate this letter to the Lenders and ask each Lender to provide its response to the requested amendments and waiver contained herein.
If you agree to the above, please sign where indicated below.
Yours faithfully

For
Meda AB (publ)
as the Company

Please circulate this letter to the Lenders and ask each Lender to provide its response to the requested amendments and waiver contained herein.
If you agree to the above, please sign where indicated below.
Yours faithfully
__________________________

For
Meda AB (publ)
as the Company

Form of acknowledgement
We hereby confirm that all the Lenders (on whose behalf the Agent has signed this letter) have agreed to the amendments and waiver as set out in the letter above.

_______________________________
For
Danske Bank A/S
as Agent (for and on behalf of all the Lenders)

Date: August, 2016